SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549




                                 FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




                               December 9, 2003
                      ---------------------------------
                      (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



        Colorado                    0-16203                84-1060803
       --------------              ----------          --------------------
        (State of                  Commission            (I.R.S. Employer
       Incorporation)                File No.            Identification No.)



                  Suite 1400
                  475 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)



      Registrant's telephone number, including area code: (303) 293-9133




                                   N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)









ITEM 5.  OTHER EVENTS.

CURRENT STATUS OF LITIGATION AFFECTING OUR OFFSHORE CALIFORNIA PROPERTIES

     On December 9, 2003, the United States District Court for the Northern District of California entered an Order in the case of California, et al. v. Norton, et al. (the "Norton Case") requiring the defendants in that case (the United States government and its related parties) to file a brief with the Court addressing the issue of how much time they believe is sufficient for them to comply with the Court's previous orders that have been upheld on appeal. The Court's previous orders essentially relate to the making of a consistency determination under the Coastal Zone Management Act with respect to the granting of extensions of several offshore California leases in which we own an interest.

     The recent Order also specifically allows the Defendants to explain in their supplemental brief the status of settlement negotiations with the Amber Resources plaintiffs, indicating what efforts the Defendants are undertaking to settle the Amber Resources matter, the likely prospects of settlement and an estimate of when settlement will be reached. Plaintiffs may file a response. The Order states that if Defendants' proposal is reasonable, the Court will accept it and will then require periodic reporting to monitor Defendants' progress. If Defendants' proposal is unreasonable, the Court will set a timetable. The Defendants are required to file further briefing, as discussed above, within thirty days of the date of the Order. Plaintiffs may file a response within fourteen days thereafter, and Defendants may file a reply in seven days.

     It should be noted that we are a party to the litigation in the Amber Resources case, but we are not a party in the Norton Case. Although the Court's Order in the Norton Case invites the United States government to discuss settlement of the Amber Resources case in its brief, there is no requirement for it to do so.

CURRENT STATUS OF FULLER RESERVOIR PROSPECT

     We currently operate five wells on a prospect containing approximately 1,500 leasehold acres in the Wind River Basin in Fremont County, Wyoming. We recently drilled and completed two of these wells to approximately 7,000 feet. Both wells are completed in some of the productive horizons in the Lower Fort Union formation. The wells were drilled on locations designated as proved undeveloped by our independent reservoir engineers who estimated reserves to be approximately 2 billion cubic feet of natural gas per location. Each well is producing approximately one million cubic feet of gas per day from the completed intervals. We intend to complete other zones in each well after we gather information from initial production and thereby expect to increase the productive capacity of each well. We are drilling a sixth well and expect to continue to drill approximately two wells per month on the prospect acreage. Current well spacing requirements permit the drilling of one well per 40 acres. We own an approximate 75% working interest in the prospect acreage.

ACQUISITION OF NORTH DAKOTA INTERESTS

     Effective December 10, 2003 we acquired interests in the Eland, Stadium Subdivision and Livestock Fields in Stark County, North Dakota, in exchange for 773,500 shares of our restricted common stock. These interests are currently producing approximately 350 barrels of oil per day net to Delta.


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OTHER CALENDAR 2004 DRILLING ACTIVITIES

     We are continuing our drilling activities at Deerlick Creek in Tuscaloosa County, Alabama, where we currently plan to drill one coalbed methane well per month during calendar 2004. We also plan to continue to drill and develop our Padgett Field in Summer County, Kansas. In early calendar 2004, we expect to begin exploratory drilling on our 120,000 acre 3D seismic prospect in Washington County, Colorado, and our 20,000 acre Larimie County, Wyoming Trailblazer Prospect.


                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      DELTA PETROLEUM CORPORATION
                                      (Registrant)



Date:  December 19, 2003              By:/s/ Roger A. Parker
                                          Roger A. Parker, President



































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